Filed Pursuant to Rule 433

Registration No. 333-231982

August 5, 2020

TUCSON ELECTRIC POWER COMPANY

$300,000,000

1.500% Senior Notes due 2030

PRICING TERM SHEET

Issuer:	Tucson Electric Power Company

Security:	1.500% Senior Notes due 2030

Ratings (Moody’s/S&P):*	A3 (stable) / A- (negative)

Principal Amount:	$300,000,000

Trade Date:	August 5, 2020

Settlement Date:	August 10, 2020 (T+3)

Maturity Date:	August 1, 2030

Interest Payment Dates:	August 1 and February 1 of each year, commencing February 1, 2021

Coupon:	1.500%

Public Offering Price:	99.595% per Note

Yield to Maturity:	1.544%

Benchmark Treasury:	0.625% due May 15, 2030

Benchmark Treasury Yield:	0.544%

Spread to Benchmark Treasury:	+100 bps

Optional Redemption:	Make-whole call at any time prior to May 1, 2030 at 15 bps spread over Benchmark Treasury.

Callable on or after May 1, 2030 at par.

CUSIP/ISIN:	898813 AS9 / US898813AS93

Joint Book-Running Managers:	MUFG Securities Americas Inc. Scotia Capital (USA) Inc. Truist Securities, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BBVA Securities Inc. BNY Mellon Capital Markets, LLC Wells Fargo Securities, LLC

*

A security rating is not a recommendation to buy, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings. No report of any security rating agency is incorporated by reference herein.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MUFG Securities Americas Inc. toll free at 1-877-649-6848, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930, Truist Securities, Inc. toll-free at 1-800-685-4786, or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.